Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Contact:
Joe Poulos
Edelman
312-240-2719
Calamos Asset Management, Inc. Announces Significant Reduction of Subsidiary’s Long-Term Indebtedness
     NAPERVILLE, Ill., Dec. 29, 2008 — Calamos Asset Management, Inc. (NASDAQ: CLMS) today announced that its subsidiary, Calamos Holdings LLC has significantly reduced its outstanding long-term indebtedness by $400 million.
     On Dec. 22, 2008, Calamos Holdings reduced its outstanding indebtedness under its note purchase agreements from $525 million to $125 million. Calamos Holdings and its existing note holders amended its note purchase agreements on Dec. 22, 2008. In connection with such amendments, the parties amended and waived certain provisions of each note purchase agreement, and Calamos Holdings prepaid on a pro rata basis $150 million in aggregate principal amount of all outstanding notes, together with accrued interest and a contractual make-whole amount, all of which was paid on Dec. 22, 2008. Additionally, Calamos Holdings also prepaid on a pro rata basis $250 million in aggregate principal amount of the remaining outstanding notes, together with accrued interest but without the contractual make-whole amount. The $250 million prepayment was also paid on Dec. 22, 2008.
     “The unprecedented global challenges in the financial markets and the corresponding decline in our assets under management began to put pressure on our debt covenants, and we proactively initiated discussions with our noteholders to seek flexibility to continue to manage our business through this challenging period with what we believe is an appropriate margin of safety under our debt covenants,” said John P. Calamos, Sr., Chairman, Chief Executive Officer and Co-Chief Investment Officer. “Our goal was to obtain adequate flexibility under our note purchase agreements, while also right-sizing our outstanding indebtedness with the needs of our business. We believe that in these turbulent markets, deleveraging and protecting our balance sheet makes sense, yet still provides us with capital to continue to grow our business, including continuing to invest in new and existing Calamos investment products,” Calamos said.
About Calamos Asset Management
     Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified investment management firm offering equity, fixed-income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. Its subsidiary, Calamos Holdings LLC, is the parent company of the Calamos operating subsidiaries. For more information, visit www.calamos.com.

     From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.
# # #